UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

FCCC, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-08589	06-0759497
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

725 5th Ave, Floor 15

New York City, NY, 10022

(Address of principal executive offices, including zip code)

(917) 624-8888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

As of February 7, 2023, the registrant had 3,461,022 shares of common stock issued and outstanding.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

March, 22, 2023, pursuant to a Board of Director’s Resolution (the “Director’s Resolution”) of FCCC, Inc. (the Company), dated March 22, 2023, by and among, Huijun He, FNU Oudom and American Public Investment Co. (APIC) pursuant to which the Board of Directors re-assigned shares to incoming Directors.

Prior to the Director’s Resolution and in the most recent audited financial statement, APIC, Irvine, California, and Huijun He collectively owned 62.9% of common shares in FCCC, Inc. (the Control Block.) APIC reported ownership of 70% of the control block of common shares in FCCC, Inc registered and reported on April 26, 2021. APIC is beneficially owned 70% by FNU Oudom, the initial provider of funds and financing for acquiring above shares in the Company. FNU Oudom is also the current Chairman of the Company. Otherwise, APIC is 30% beneficially owned by Huijun He, who is also the current CEO of the Company. Additionally, Huijun He personally owns 30% of the control block of common shares in FCCC Inc.

Following FCCC Inc’s, Director’s Resolution:

1.

Given, APIC owns 70% of the control block, APIC, through a Director’s Resolution on March 22, 2023, to assign, transfer, and register shares in the Company to the amount of 65% of the control block to FNU Oudom. This resolution is effective April 1, 2023.

2.

Given, Huijun He personally owns 30% of the control block of common shares in FCCC Inc., Huijun He will assign, transfer, and register 15% of the control block from his own holdings to William L. He, and 5% to FNU Oudom. Huijun He will retain 10% shareholding in the control block.

3.

In summary, after the effect of the FCCC, Inc. Director’s Resolution on April 1, 2023, the shares in the control block as well as right to future stock issuances should reflect: 70% to FNU Oudom, 15% to William L. He, 10% to Huijun He, and 5% in APIC.

Contemporaneously in the Director’s Resolution, it was proposed that (i) the Board of Directors would be increased to six (6) individuals, and (ii) electing Mr. William L. He to the Board of Directors, and (iii) Mr. Qiang Zhang as an Independent Director.

As a result of the purchases by the Buyers pursuant to the Stock Purchase Agreement, a change in control of the Company occurred as of the date of consummation of such transaction. Except as described in this Current Report, no arrangements or understanding exist among present or former controlling stockholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company.

Following the change of control, our current operations have not changed and we are a non-shell company. For our Form 10 information, please see the following documents which we incorporate herein by reference:

-	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on June 15, 2022;

-	Our Form 10-Q for quarters ended June 30, 2022, September 30, 2022, and December 31, 2022, filed with the SEC on August 15, 2022, November 30, 2022, and February 10, 2022, respectively;

-	Our Current Report Form 8-K filed with the SEC on March 21, 2023;

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure regarding the elections of Mr. William L. He and Qiang Zhang in Item 5.01 above is incorporated into this Item 5.02 by reference.

On March 22, 2023, the Board of Directors appointed Mr. William L. He and Qiang Zhang (Independent) to the Board of Directors, effective April 1, 2023.

Mr. William L. He (21) will serve as a member of our board of directors upon the effective date of the Director’s Resolution. Mr. He is in a Bachelor’s Degree program in Computer Science at University of California, Irvine.

Mr. Qiang Zhang (47) will serve as a member of our board of directors as an independent director upon the effective date of the Director’s Resolution. Mr. Zhang has approximately 20 years of experience in the investment business, both in the United States and Asia, including leading investment managers and funds, developing investment strategies, criteria, and portfolios and analyzing individual investment alternatives such as individual companies, PIPE investments, international bond and credit portfolio investments, technologies and other types of assets. He currently serves as Responsible Officer of Evergrande Securities (Hong Kong) Ltd, which is a fund manager in China, a position he has held February, 2020. As “responsible officer”, Mr. Zhang oversees the investment process for the funds, including creating investment funds and product lines and advising institutional clients, family offices and other clients with asset allocation. From July 2016 to February 2020, Mr. Zhang was the “responsible officer’ of Lakefront Asset Management (HK) Ltd. Mr. Zhang is a Certified Financial Analyst, received his Bachelor of Science in Finance from Nankai University in Tianjin, China, received a PhD in Finance from the University of Alabama and a Master’s Degree in Financial Engineering from the University of California at Berkeley. We believe that Mr. Zhang is qualified to serve on our Board of Directors based upon his current and past experience in analyzing US and foreign investment opportunities including private and public companies.

Compensation of Principal Officers

We are establishing a standard compensation arrangements for our officers. Currently, the compensation, if any, payable to each individual for their service to our company will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the officers on our behalf. Two of our officers, Mr. Huijun He and FNU Oudom are full time employees of the Company and are currently receiving compensation for their services.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCCC Inc.

Date: March 29, 2023	By:	/s/ Huijun He
Huijun He, Chief Executive Officer

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